EXHIBIT 5.1

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop, Suite 800

Denver, Colorado 80202

August 5, 2009

Gaiam, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Re:                              Registration Statement on Form S-8 Relating to 3,000,000 Shares of Class A Common Stock of Gaiam, Inc. Available for Issuance under the Gaiam, Inc. 2009 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Gaiam, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) covering the registration of up to 3,000,000 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”) issuable pursuant to the Company’s 2009 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Long-Term Incentive Plan, the Company’s Articles of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming that the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the Shares, when issued and sold in accordance with the Long-Term Incentive Plan, the Registration Statement and the applicable related prospectuses, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bartlit Beck Herman Palenchar & Scott LLP